Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, 333-148251, 333-158825, 333-180865, 333-195712, 333-206092, 333-218797 and 333-224839 on Form S-8 and Registration Statement No. 333-215654 on Form S-3 of Pinnacle Financial Partners, Inc. of our report dated February 28, 2019 relating to the consolidated balance sheets of Pinnacle Financial Partners, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, and effectiveness of internal control over financial reporting as of December 31, 2018, which appear in the December 31, 2018 Annual Report on Form 10-K of Pinnacle Financial Partners, Inc.

Crowe LLP

Franklin, Tennessee
February 28, 2019